Exhibit 99.1

ADC Reports Results for Third Fiscal Quarter 2008;
Share Repurchase Program Expected to Begin in September

  Net Sales of $390 Million, Up 13% from 3Q07;
  Sales Outside the U.S. of $173 Million, Up 32% from 3Q07;
  $0.12 GAAP EPS In 3Q08, Which Includes Certain Expenses Totaling $0.15 EPS;
  Cash Flow Provided by Operating Activities of $56 Million in 3Q08 and $159 Million in Last 12 Months;
  2008 Annual Sales Guidance of $1.500-$1.520 Billion, Up 13%-15% from 2007 and a 22-23% Five-year Compound Annual Growth Rate Since 2003

MINNEAPOLIS--(BUSINESS WIRE)--ADC (NASDAQ: ADCT) (www.adc.com) today announced unaudited results for its third quarter ended August 1, 2008.

“Since 2003, we have been building ADC as a leading global fiber and wireless growth company. For the five-year period ending with fiscal 2008, we expect our compound annual growth rate to be in excess of 20% in sales and over 30% in cash flow from operating activities,” said Robert E. Switz, chairman, president and CEO of ADC. “These results demonstrate the successful execution of our strategy to position ADC in the high-growth segments of fiber-based and wireless communications networks. This is where our customers worldwide are investing in the infrastructure that delivers broadband services to business, residential and mobile subscribers. Our share repurchase program of up to $150 million reflects our ongoing confidence in the long-term potential of our business to continue our strong financial growth.”

“We are also committed to taking near-term measures that maintain our strong, long-term growth rate and increase shareholder value going forward,” said Switz. “Our gross margin decreased in the quarter, due to unfavorable product mix, higher costs associated with commodities and other raw materials, and higher transportation costs, net of cost savings from our competitive transformation initiatives. As a result, ADC is broadening its actions to address the significant commodity cost inflation experienced within our industry and the macroeconomy that is influencing our current financial performance. The costs of primary raw material commodities, as well as transportation costs, have increased significantly to ADC throughout the past year. While our multi-year competitive transformation initiatives have lessened the impact of these material cost increases, we are seeing the effect of these higher costs in our earnings. We will continue to explore ways to minimize the impact of material cost increases and will also be taking additional pricing actions, where possible, similar to actions we have seen in the market from our competitors.”

GAAP Results (dollars in millions, except per share amounts), Continuing Operations

	2008	2008	2007
ADC Results	Third Quarter	Second Quarter	Third Quarter
Net sales	$390.2	403.4	346.1
Percent outside U.S.	44.4%	41.6%	37.8%
Gross margin	33.6%	35.5%	32.8%
Operating income	$26.4	34.3	14.4
Impairment of available-for-sale securities	$(6.0)	(18.0)	-
Income (loss) before income taxes	$16.9	18.4	19.4
Income (loss) from continuing operations	$14.0	16.5	17.4
Earnings (loss) per share from continuing operations – diluted [1]	$0.12	0.14	0.15
Weighted average common shares outstanding – diluted (millions)	118.3	118.2	117.8

1 The dollars and related EPS impact of certain expenses (benefits) included in the above GAAP results are listed in the Supplementary Information section of this release.

Share Buyback Up to $150 Million

In August 2008, ADC announced that its board of directors authorized a share repurchase program for up to $150 million. This program provides that stock repurchases may commence beginning in September 2008 and may continue until the earlier of the completion of $150 million in share repurchases or July 31, 2009. The final number of shares that the company repurchases, along with the timing of any share repurchases, will depend on prevailing market conditions as well as the specific transaction programs and arrangements selected to buyback shares.

GAAP Segment Results, Continuing Operations

The results from continuing operations are summarized below for ADC’s three reportable business segments: Global Connectivity Solutions, Network Solutions and Professional Services. Network Solutions is a reportable segment that was created in the first quarter of fiscal 2008 by combining ADC’s legacy wireline and wireless businesses with the acquired LGC Wireless business.

	2008	2008	2007
Sales by Segment	Third	Second	Third
(dollars in millions)	Quarter	Quarter	Quarter
Global Connectivity Solutions	$292.5	298.4	267.6
Network Solutions	$43.9	47.2	24.2
Professional Services	$53.8	57.8	54.3
Total ADC	$390.2	403.4	346.1

	2008	2008	2007
Product Sales By Segment	Third	Second	Third
Percent of Total ADC Sales	Quarter	Quarter	Quarter
Global Connectivity Solutions:
Global Copper Connectivity	32%	29%	31%
Global Fiber Connectivity	28	32	30
Global Enterprise Connectivity	15	13	16
Total GCS	75	74	77
Network Solutions:
Wireless	8	9	3
Wireline	3	3	4
Total Network Solutions	11	12	7
Professional Services	14	14	16
Total ADC	100%	100%	100%

	2008	2008	2007
Operating Income (Loss) By Segment	Third	Second	Third
(dollars in millions)	Quarter	Quarter	Quarter
Global Connectivity Solutions	$34.0	42.3	27.6
Network Solutions	$(8.7)	(7.9)	(1.1)
Professional Services	$0.3	0.9	(0.1)
Restructuring and operating impairments	$0.8	(1.0)	(12.0)
Total ADC	$26.4	34.3	14.4

Total ADC Sales

ADC’s sales for the third quarter of 2008 were $390 million, up 13% from the third quarter of 2007 and down 3% from the second quarter of 2008. Excluding sales from the LGC Wireless and Century Man Communication acquisitions of $36 million and $35 million in the third and second quarters of 2008, respectively, adjusted sales in the third quarter of 2008 were up 3% from the third quarter of 2007 and down 4% from the second quarter of 2008.

Sales outside the United States of $173 million increased 32% from the third quarter of 2007 and 3% from the second quarter of 2008. These sales were 44% of total ADC sales in the third quarter of 2008, an increase from 42% and 38% in the second quarter of 2008 and the third quarter of 2007, respectively. Comparing the third quarters of 2008 and 2007, Europe/Middle East/Africa sales of $91 million were up 28%, Asia Pacific sales of $54 million were up 52% and Latin America sales of $18 million were up 53%. Comparing the third quarter of 2008 to the second quarter of 2008, Europe/Middle East/Africa sales were approximately flat, Asia Pacific sales were up 8% and Latin America sales were up 11%. The remaining sales outside the United States were in Canada.

Global Connectivity Solutions (GCS)

GCS sales of $293 million in the third quarter of 2008 increased 9% from $268 million in the same quarter in 2007. GCS generated a 7% increase in sales of global fiber connectivity solutions due to growth in central office, data center and outside plant deployments. Customers worldwide are building and deploying fiber network solutions to increase network speed and capacity. The increase in fiber sales was accompanied by a 15% increase in global copper connectivity shipments and a 4% increase in sales of global enterprise connectivity products. Global copper connectivity sales in the third quarter of 2008 and the nine months ended August 1, 2008 included $10 million and $20 million, respectively, as a result of the Century Man acquisition that closed during January 2008. Excluding the Century Man acquisition, the increase in global copper connectivity sales was primarily in other emerging world markets. Global enterprise connectivity sales grew primarily in the Asia/Pacific region.

GCS sales in the third quarter of 2008 decreased 2% from $298 million in the second quarter of 2008. Sales of global fiber connectivity products decreased 14% primarily due to lower sales of central office and data center products and to a smaller degree from lower sales of outside plant products. Sequentially, third quarter 2008 sales of global copper connectivity products increased 6%, while enterprise connectivity product sales increased 8%. Global copper connectivity sales in the third and second quarters of 2008 included sales of $10 million and $8 million, respectively, as a result of the Century Man acquisition. Excluding the Century Man acquisition, global copper connectivity sales increased primarily in other emerging world markets. Global enterprise connectivity sales grew primarily in the Asia/Pacific and Americas regions.

Network Solutions

Network Solutions’ wireless sales of $32 million in the third quarter of 2008 nearly tripled from $11 million in the same quarter in 2007, but declined 8% compared to the second quarter of 2008. Wireless sales in the third quarter of 2008, the second quarter of 2008 and the nine months ended August 1, 2008 included $25 million, $27 million and $75 million, respectively, as a result of the LGC Wireless acquisition that closed in December 2007.

Network Solutions’ wireline sales of $12 million in the third quarter of 2008 compared to $13 million in the same quarter in 2007 and $12 million in the second quarter of 2008. Wireline product sales are impacted by a long-term, industry-wide product substitution trend resulting in a decline in market demand for high-bit-rate digital subscriber line products as carriers deliver fiber and Internet Protocol services closer to end-user premises.

Professional Services

Professional Services’ third quarter 2008 sales of $54 million were approximately flat compared to the same quarter in 2007. Third quarter 2008 sales were 7% lower than the second quarter of 2008 due largely to project timing and a decision not to renew unprofitable business in Europe.

2008 Guidance

On a continuing operations basis, ADC currently expects its 2008 sales to be in the range of $1.500-$1.520 billion, an increase of 13%-15% compared to 2007 and a 22-23% five-year compound annual growth rate since 2003. This guidance includes the results of the LGC Wireless and Century Man acquisitions that closed in the first quarter of 2008.

Based on our 2008 third quarter sales, ADC now expects fourth quarter 2008 sales to be lower than third quarter 2008 as customers’ capital spending nears the end of the calendar year. For full year 2008, gross margins are expected to be around 35%; however, they are expected to rise and decline with sales volume levels and mix from quarter to quarter. Looking ahead and generally consistent with its historical seasonality, ADC anticipates that sales in the first quarter of 2009 will be lower than the fourth quarter of 2008. Sequential sales declines from the prior-year fourth quarter were 7% and 3% and in the first quarters of 2006 and 2007, respectively. Excluding the Century Man and LGC Wireless acquisitions that closed in the first quarter of 2008, sales in the first quarter of 2008 decreased 5% from the fourth quarter of 2007. ADC will provide annual financial guidance for 2009 when it reports in December 2008 its fourth quarter results for the period ending October 31, 2008.

ADC previously announced a fiscal year-end change from October 31 to September 30 scheduled to commence with the company's 2009 fiscal year beginning November 1, 2008 and ending September 30, 2009. Accordingly, we will continue on our present quarterly reporting cycle that corresponds to an October 31st fiscal year end through our third quarter of fiscal 2009 ending July 31, 2009. We will then use our Annual Report on Form 10-K for fiscal 2009 to transition to a quarterly reporting cycle that corresponds to a September 30th fiscal year end. Therefore, for financial reporting purposes our fourth quarter of fiscal 2009 will be shortened from the quarterly period ending October 31st to an approximate two month period ending September 30th. This change is intended to better align ADC's financial reporting periods with those of the company's telecommunications industry peers.

Based on this current annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in 2008 is estimated to be in the range of $0.10 to $0.18, which includes estimated charges (benefits), net of tax, listed in the below table.

2008
Estimate
Estimated GAAP EPS from continuing operations – diluted	$0.10-0.18 [2]
LGC Wireless purchase accounting adjustment in cost of sales	$0.03
Amortization of purchased intangibles	$0.29
Stock-option compensation expense in selling and administration	$0.06
Restructuring and operating impairment charges	$0.01
Foreign exchange translation adjustment	$0.01
Approximately $74 million noncash, nonoperating impairment of available-for-sale securities for the nine months ended August 1, 2008, subject to further evaluation throughout 2008	$0.62

2 Excludes potential future restructuring, impairment, incremental purchased intangible amortization, and certain non-operating gains/losses, as well as further adjustments of the deferred tax asset valuation reserve, of which the amounts are uncertain at this time. The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC’s convertible notes are converted to common stock, if such treatment is dilutive.

A copy of this news release can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

Today’s 5:00 p.m. Eastern Earnings Conference Call and Webcast

ADC will discuss its third quarter 2008 results and current 2008 annual outlook on a conference call scheduled today, September 4, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:45 p.m. Eastern time, the replay of the call can be accessed until 11:45 p.m. Eastern time on September 11 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 57110643) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

About ADC

ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information

All forward-looking statements contained herein reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC cautions that any forward-looking statements made by us in this announcement and accompanying supplementary information are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements represent our expectations or beliefs concerning future events, including but not limited to the following: any statements regarding future sales; profit percentages; earnings per share and other results of operations; statements about shareholder value; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; capital resource needs, and the effect of regulatory changes. We caution that any forward-looking statements made by us in this announcement are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; fluctuations in the market value of our common stock that can be caused by many factors outside of our control; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to product line acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control; variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our business and our customers’ businesses; financial problems, work interruptions in operations or other difficulties faced by some of our customers or vendors, which can influence future sales to these customers as well as our ability to collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by other parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; potential adverse financial impacts resulting from declines in the fair value and liquidity of auction-rate securities we presently hold; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components which could be subject to volatility, and our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; political, economic, and legal uncertainties related to doing business in China; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market and other risks and uncertainties including those identified in the section captioned Risk Factors in Item 1A of ADC's Annual Report on Form 10-K for the year ended October 31, 2007 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

ASSETS

	August 01,	October 31,
	2008	2007

CURRENT ASSETS:
Cash and cash equivalents	$656.5	$520.2
Available-for-sale securities	0.2	61.6
Accounts receivable, net of reserves of $12.1 and $6.6	235.3	189.4
Unbilled revenues	36.0	34.3
Inventories, net of reserves of $39.6 and $41.3	190.5	170.2
Assets of discontinued operations	-	0.4
Prepaid and other current assets	33.7	32.1

Total current assets	1,152.2	1,008.2

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $428.6 and $395.9	200.8	199.2

RESTRICTED CASH	14.4	12.8

GOODWILL	353.9	238.4

INTANGIBLES, net of accumulated amortization of $126.8 and $95.9	171.6	121.9

AVAILABLE-FOR-SALE SECURITIES	66.6	113.8

OTHER ASSETS	92.3	70.5

Total Assets	$2,051.8	$1,764.8

LIABILITIES & SHAREOWNERS' INVESTMENT

CURRENT LIABILITIES:
Current portion of long-term notes payable	$3.5	$200.6
Accounts payable	95.9	92.5
Accrued compensation and benefits	79.0	80.8
Other accrued liabilities	68.8	61.2
Income taxes payable	5.0	15.5
Restructuring accrual	11.2	19.6
Liabilities of discontinued operations	0.8	3.9

Total current liabilities	264.2	474.1

PENSION OBLIGATIONS & OTHER LT OBLIGATIONS	100.9	82.5
LONG-TERM NOTES PAYABLE	650.8	200.6
Total liabilities	1,015.9	757.2

SHAREOWNERS' INVESTMENT
(117.7 and 117.6 shares outstanding)	1,035.9	1,007.6

Total liabilities and shareowners' investment	$2,051.8	$1,764.8

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
GAAP BASIS
(In Millions, Except Earnings Per Share)

	For the Three Months Ended			For the Nine Months Ended
	August 01,	May 02,	August 03,	August 01,	August 03,
	2008	2008	2007	2008	2007
Products	$341.2	$353.2	$306.0	$987.9	$879.7
Services	49.0	50.2	40.1	144.2	112.9
NET SALES	390.2	403.4	346.1	1,132.1	992.6

Products	224.2	224.4	196.8	631.1	561.6
Services	34.7	35.9	35.7	104.9	102.1
COST OF SALES	258.9	260.3	232.5	736.0	663.7
GROSS PROFIT	131.3	143.1	113.6	396.1	328.9
GROSS MARGIN	33.6%	35.5%	32.8%	35.0%	33.1%

OPERATING EXPENSES:
Research and development	21.7	21.8	17.6	63.0	52.1
Selling and administration	75.3	77.6	63.6	226.8	191.1
Amortization of purchased intangibles	8.7	8.4	6.0	25.8	18.0
Impairment charges	-	-	2.7	-	2.8
Restructuring charges	(0.8)	1.0	9.3	1.4	8.9
Total Operating Expenses	104.9	108.8	99.2	317.0	272.9
As a Percentage of Net Sales	26.8%	27.0%	28.6%	28.0%	27.5%

OPERATING INCOME	26.4	34.3	14.4	79.1	56.0
OPERATING MARGIN	6.8%	8.5%	4.2%	7.0%	5.6%
OTHER INCOME (EXPENSE), NET:
Interest, net	(0.8)	0.3	4.7	3.8	11.8
Other, net	(8.7)	(16.2)	0.3	(74.1)	58.5

INCOME BEFORE INCOME TAXES	16.9	18.4	19.4	8.8	126.3
PROVISION FOR INCOME TAXES	2.9	1.9	2.0	6.3	5.8
INCOME FROM CONTINUING OPERATIONS	14.0	16.5	17.4	2.5	120.5

DISCONTINUED OPERATIONS, NET OF TAX:
Income (loss) from discontinued operations	1.1	(0.2)	(1.0)	1.6	(3.5)
Gain (loss) on sale of discontinued operations, net	-	0.0	0.2	-	(4.7)
Total Discontinued Operations	1.1	(0.2)	(0.8)	1.6	(8.2)

NET INCOME	$15.1	$16.3	$16.6	$4.1	$112.3
NET MARGIN	3.9%	4.0%	4.8%	0.4%	11.3%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	117.7	117.7	117.4	117.7	117.3
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	118.3	118.2	117.8	118.3	131.8

EARNINGS PER SHARE FROM CONTINUING OPERATIONS - BASIC	$0.12	$0.14	$0.15	$0.02	$1.03
EARNINGS PER SHARE FROM CONTINUING OPERATIONS - DILUTED	$0.12	$0.14	$0.15	$0.02	$0.99

EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS - BASIC	$0.01	$-	$(0.01)	$0.01	$(0.07)
EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS - DILUTED	$0.01	$-	$(0.01)	$0.01	$(0.06)

NET EARNINGS PER SHARE - BASIC	$0.13	$0.14	$0.14	$0.03	$0.96
NET EARNINGS PER SHARE - DILUTED	$0.13	$0.14	$0.14	$0.03	$0.93

SUPPLEMENTARY SCHEDULE
ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
EARNINGS PER SHARE CALCULATION - UNAUDITED
GAAP BASIS
(In Millions, Except Per Share Amounts)

Numerator:	For the Three Months Ended			For the Nine Months Ended
	August 01,	May 02,	August 03,	August 01,	August 03,
	2008	2008	2007	2008	2007
Net income from continuing operations	$14.0	$16.5	$17.4	$2.5	$120.5
Convertible note interest	-	-	-	-	10.2
Net income from continuing operations - diluted	$14.0	$16.5	$17.4	$2.5	$130.7

Denominator:
Weighted average common shares outstanding – basic	117.7	117.7	117.4	117.7	117.3
Convertible bonds converted to common stock	-	-	-	-	14.2
Employee options and other	0.6	0.5	0.4	0.6	0.3
Weighted average common shares outstanding – diluted	118.3	118.2	117.8	118.3	131.8

Basic income per share from continuing operations	$0.12	$0.14	$0.15	$0.02	$1.03
Diluted income per share from continuing operations	$0.12	$0.14	$0.15	$0.02	$0.99

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In millions)
SUBJECT TO RECLASSIFICATION

	For the Three Months Ended			For the Nine Months Ended
	August 01,	May 02,	August 03,	August 01,	August 03,
	2008	2008	2007	2008	2007
Operating Activities:
Income from continuing operations	$14.0	$16.5	$17.4	$2.5	$120.5
Adjustments to reconcile income from continuing operations to net cash provided by (used for) operating activities from continuing operations:
Inventory Write-offs	3.1	2.2	11.3	8.1	18.1
Impairments	-	-	2.7	-	2.8
Writedown of Investments	6.0	18.0	-	74.2	-
Depreciation and amortization	21.0	20.4	17.2	61.6	51.4
Change in bad debt reserves	(0.8)	1.2	0.6	0.1	(0.3)
Non-cash stock compensation	3.6	3.7	2.6	12.7	7.2
Change in warranty reserve	0.6	0.2	(0.2)	(0.7)	1.0
Change in deferred income taxes	(0.4)	1.6	0.2	(1.3)	0.7
Loss/(Gain) on sale of property and equipment	0.2	-	-	0.2	0.5
(Gain)/Loss on sale of investments	-	-	-	-	(57.5)
Amortization of Deferred Financing Costs	0.6	0.7	0.3	1.8	1.1
Other, net	2.2	(5.9)	(1.7)	(6.2)	(4.8)
Changes in operating assets & liabilities, net of divestitures:
Accounts receivable and unbilled revenues	9.6	(31.5)	(4.4)	6.9	(12.2)
Inventories	3.8	4.4	(11.7)	(6.4)	(23.4)
Prepaid and other assets	(0.8)	(0.5)	1.8	3.9	5.1
Accounts payable	(7.3)	(2.0)	(4.8)	(24.8)	2.1
Accrued liabilities	0.9	20.8	(1.6)	(20.9)	(6.6)
Total cash provided by operating activities from continuing operations	56.3	49.8	29.7	111.7	105.7
Total cash used for operating activities from discontinued operations	(0.3)	(0.4)	(0.9)	(1.2)	(10.0)
Total cash provided by operating activities	56.0	49.4	28.8	110.5	95.7

Investing Activities:
Acquisitions, net of cash acquired	-	(2.3)	0.4	(199.4)	(1.6)
Purchases of interests in affiliates	-	(5.2)	(8.1)	(5.2)	(8.1)
Divestitures, net of cash disposed	-	-	0.2	-	0.5
Property, equipment and patent additions	(10.8)	(12.6)	(6.8)	(30.8)	(25.1)
Proceeds from disposal of property and equipment	0.1	-	0.5	0.2	1.0
Proceeds from sale of investments	-	-	-	-	59.8
Exercise of warrants	-	-	-	-	(1.8)
(Increase) decrease in restricted cash	(2.0)	0.9	0.4	(1.1)	1.6
Purchases of available-for-sale securities	-	-	(208.8)	(4.7)	(883.1)
Sale of available-for-sale securities	-	3.0	220.4	39.7	756.4
Total cash used for investing activities from continuing operations	(12.7)	(16.2)	(1.8)	(201.3)	(100.4)
Total cash provided by investing activities from discontinued operations	-	-	-	-	1.1
Total cash used for investing activities	(12.7)	(16.2)	(1.8)	(201.3)	(99.3)

Financing Activities:
Debt issued	-	-	-	450.0	-
Payments of financing costs	-	-	-	(10.7)	-
Debt payments	(200.9)	(18.0)	-	(218.9)	-
Common stock issued	0.1	-	1.6	0.4	3.6
Total cash (used for) provided by financing activities	(200.8)	(18.0)	1.6	220.8	3.6

Effect of Exchange Rate Changes on Cash	0.7	5.5	1.5	6.3	6.7

(Decrease) increase in cash and cash equivalents	(156.8)	20.7	30.1	136.3	6.7

Cash and cash equivalents, beginning of period	813.3	792.6	118.8	520.2	142.2

Cash and cash equivalents, end of period	$656.5	$813.3	$148.9	$656.5	$148.9

SUPPLEMENTARY INFORMATION

Diluted EPS Calculation

The table below shows the dollars and related EPS impact of certain expenses (benefits) included in GAAP results.

	Third Quarter 2008		Second Quarter 2008		Third Quarter 2007
(dollars in millions, except EPS)	Dollars	EPS Impact	Dollars	EPS Impact	Dollars	EPS Impact
LGC Wireless purchase accounting adjustment in cost of sales	$-	-	3.5	0.03	-	-
Amortization of purchased intangibles	$8.7	0.08	8.4	0.07	6.0	0.05
Restructuring and operating impairment charges	$(0.8)	(0.01)	1.0	0.01	12.0	0.09
Stock-option compensation expense in selling and administration expense	$1.9	0.02	2.0	0.02	2.0	0.02
Nonoperating impairment of available-for-sale securities in other income/expense, net	$6.0	0.05	18.0	0.12	-	-
Adjustment of foreign exchange translation on foreign operations in other income/expense, net	$1.7	0.01	-	-	-	-
ACX product-line inventory charge	$-	-	-	-	8.9	0.07

The calculation of GAAP diluted EPS from continuing operations reflects the if-converted method, which assumes that ADC’s convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

  Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. After the maturity and repayment of the June 15, 2008 notes, the convertible notes consist of $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. Beginning June 16, 2008, this variable rate note will have a fixed rate of 4.375% as a result of an interest rate swap transaction. There are two additional tranches of 3.5% fixed rate convertible notes of $225 million each with maturities of July 15, 2015 and July 15, 2017.
  Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 23.3 million shares (after the maturity and repayment of the June 15, 2008 notes) assuming the outstanding convertible notes are converted to common stock.

If adjusting GAAP earnings for the expenses (benefits) in the above table, the variables below may be used in determining adjusted diluted EPS from continuing operations, with and without the if-converted method to determine which treatment is the most dilutive.

	2008	2008	2007
(millions)	Third Quarter	Second Quarter	Third Quarter
Weighted average common shares – basic	117.7	117.7	117.4
Weighted average common shares – diluted (if-converted)	145.1	148.4	132.0
If-converted convertible note interest add back	$7.2	7.8	3.4

Due to $200 million in 1.0% fixed rate notes that matured on June 15, 2008, the expected variables for the fourth quarter and full year of 2008 are as follows:

	2008	2008
Estimated variables (millions)	Fourth Quarter	Fiscal Year
Weighted average common shares – basic	118-119	118-119
Weighted average common shares – diluted (if-converted)	141-142	143-144
If-converted convertible note interest add back	$6-7	26-27

Gross Margin Reconciliation

The table below reconciles GAAP gross profit to adjusted gross profit from which adjusted gross margin was determined to enable analysis of the impact of the LGC Wireless purchase accounting adjustment and the ACX product-line inventory charge in previous quarters.

(dollars in millions)		2008	2008	2007
		Third Quarter	Second Quarter	Third Quarter
GAAP gross profit		$131.3	143.1	113.6
Add back ACX product-line inventory charge		$-	-	8.9
Add back purchase accounting adjustment		$-	3.5	-
Adjusted gross profit		$131.3	146.6	122.5
Adjusted gross margin	%	33.6	36.3	35.4

Other GAAP Data & Related Statistics

Summarized below is certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:

Balance Sheet Data	August 1,	May 2,	August 3,
(dollars in millions)	2008	2008	2007
Cash and cash equivalents – unrestricted	$656.5	813.3	149.0
Short-term available-for-sale securities	$0.2	0.2	528.7
Long-term available-for-sale securities	$66.6	72.2	4.0
Restricted cash	$14.4	13.1	12.9
Total cash and securities	$737.7	898.8	694.6
Current portion of long-term notes payable	$3.5	204.1	200.7
Long-term notes payable	$650.8	651.0	200.6

ADC’s total cash, cash equivalents and available-for-sale securities (short- and long-term) was $738 million as of August 1, 2008. The $161 million decrease from May 2, 2008 was due primarily to the $200 million payment for the maturity of 1% fixed rate convertible notes in June 2008. This payment was partially offset by $56 million in total cash provided by operating activities from continuing operations in the third quarter of 2008 less $11 million in net capital expenditures and $6 million other-than-temporary impairment on available-for-sale securities. This impairment is a non-cash, non-operating charge in other income/expense, net.

The $43 million increase from August 3, 2007 was a result of $159 million total cash provided by operating activities from continuing operations in the last twelve months, combined with $439 million from a convertible note issuance in December 2007. These amounts were offset in part by a $200 million payment for the maturity of 1% fixed rate convertible notes, $199 million paid for the acquisitions of LGC Wireless and Century Man and $104 million non-cash, other-than-temporary impairment on available-for-sale securities, as well as $38 million of capital expenditures and LGC Wireless debt payments of $16 million.

ADC believes that its existing $738 million of cash, cash equivalents and available-for-sale securities and its $200 million undrawn revolving credit facility, with an option to increase the facility by up to an additional $200 million under agreed conditions, will be sufficient to meet our anticipated needs for executing our current business plan and a share repurchase program for up to $150 million. ADC has $200 million of variable rate (six-month LIBOR plus 0.375%) convertible notes that mature on June 15, 2013 with a conversion price of $28.091 per share. Beginning June 16, 2008, this variable rate note has a fixed rate of 4.375% as a result of an interest rate swap transaction. ADC has two additional tranches of 3.5% fixed rate convertible notes at $225 million each with maturities of July 15, 2015 and July 15, 2017, which have conversion prices of $27.00 and $28.55 per share, respectively.

Cash Flow Data and Related Statistics	2008	2008	2007
(dollars in millions)	Third Quarter	Second Quarter	Third Quarter
Total cash provided by operating activities From continuing operations	$56.3	49.8	29.7
Days sales outstanding	54.3	56.1	45.9
Inventory turns – annualized	5.4	5.3	5.3
Depreciation and amortization	$21.0	20.4	17.2
Property, equipment and patent additions, Net of disposals	$10.7	12.6	6.3

Non-operating Impairment Charge for Available-for-Sale Securities

Since September 2007, we have reported that credit concerns in the capital markets have reduced significantly our ability to liquidate auction-rate securities we hold. These securities are classified as long-term available-for-sale securities on our balance sheet. Our auction-rate securities holdings have a par-value of approximately $170 million. At the end of our third quarter of fiscal 2008 our auction rate securities holdings had a recorded value of $67 million as a result of noncash, other-than-temporary impairment charges we recorded in fiscal 2007 and the nine months ended August 1, 2008, of which $6 million was charged in the third quarter of 2008, in order to reflect such securities at their estimated fair value. To date, all of our auction-rate security investments have made their scheduled interest payments based on par value. In addition, the interest rates have been set to the maximum rate defined for the issuer.

CONTACT:
ADC
Investor Relations:
Mark Borman, 952-917-0590
or
Media Relations:
Mike Smith, 952-917-0306